EXHIBIT 99.1

FOR IMMEDIATE RELEASE CONTACT: Krista Hines Director of Marketing www.globalgeophysical.com	13927 South Gessner Road Missouri City, TX 77489 Phone: 713-972-9200	GLOBAL GEOPHYSICAL SERVICES, INC.

PRESS RELEASE

Global Geophysical Services, Inc. names Christopher P. Graham as General Counsel October 21, 2010

HOUSTON, TEXAS - October 21, 2010 — Global Geophysical Services, Inc. (NYSE: GGS) today announced that Christopher P. Graham has been named  Senior Vice President and General Counsel, effective October 15, 2010.

Before joining Global Geophysical, Mr. Graham was a Partner with the firm of Chamberlain, Hrdlicka, White, Williams & Martin, PC, in Houston, Texas where he practiced law for the previous decade. Mr. Graham graduated Magna Cum Laude from the University of Houston Law Center, and has focused much of his successful legal career on business counseling, risk management and securities matters. He has substantial experience representing a broad spectrum of clients in energy, exploration and production, oilfield services, technology and maritime sectors, which he brings to the Global team.

Richard A. Degner, President and Chief Executive Officer, commented on Mr. Graham’s appointment, “We are excited to have Christopher join the Global Geophysical team.  He brings to Global a wealth of legal experience gained from addressing complex issues in the energy and oilfield services sectors.”

About Global Geophysical Services, Inc.

Global Geophysical Services, headquartered in Houston, TX, provides an integrated suite of seismic data solutions to the global oil and gas industry including high-resolution RG-3D Reservoir Grade™ seismic data acquisition, microseismic monitoring, seismic data processing and interpretation services, and Multi Client data products. Global Geophysical Services combines experience, innovation, operational safety and environmental responsibility with leading edge technology to facilitate the success of its clients by providing them the tools to Gain InSight. To learn more about Global Geophysical Services, visit www.GlobalGeophysical.com.